                                                                    Exhibit 10.9

                  RETIREMENT, SEPARATION AGREEMENT AND RELEASE


     This Retirement, Separation Agreement and Release ("Agreement") effective this 31st day of December, 1995, by and between MGI PHARMA, INC., a Minnesota corporation ("MGI"), and Dr. Kenneth F. Tempero, a resident of the State of Minnesota ("Employee").

     Employee is the Chairman and Chief Executive Officer at MGI. MGI and Employee wish to effect the termination of Employee's employment on the terms and conditions set forth hereafter.

     In consideration of the premises, mutual covenants and agreements contained in this Agreement, MGI and Employee hereby agree as follows:

     1.  Continued Employment, Resignation - In order to retire, Employee hereby
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resigns from his employment with MGI at the Resignation Date, which shall be the earlier of (i) the date the Board of Directors (the "Board") in its sole discretion determines that it is in the best interest of MGI that Employee's employment shall cease or (ii) the time at which a successor to Employee is chosen and begins employment with MGI. From the effective date of this Agreement, December 31, 1995 (the "Effective Date") until the Resignation Date, Employee shall remain employed by MGI at, at least, his current base salary of $275,000 dollars per year, less applicable withholding and deductions, and with all benefits associated with full time employment at MGI.

     MGI, recognizing that Employee is important to the recently initiated collaboration with Dainippon, has requested, and Employee has agreed to continue to assist MGI in its relationship with Dainippon regarding MGI-114 and its analogues. From Effective Date to Resignation Date Employee will continue to assume responsibility as the primary, senior interface between the MGI Board,
MGI management and senior management at Dainippon.   In addition, Employee
agrees that from Resignation Date to September 30, 1997, Employee may, from time to time, be required to provide certain services, as may be reasonably determined by the Board, on MGI's behalf with respect to Dainippon. In no event, however, will Employee be required to commit more than one day per month to such services after Resignation Date including travel time.

     2.  Termination Agreement - Employee entered into a Termination Agreement
         ---------------------
with MGI dated January 1, 1992, ("Termination Agreement") attached hereto as Exhibit A, with respect to certain changes in control of MGI. Employee and MGI hereby agree that upon the Resignation Date of this Agreement, the Termination Agreement is null and void. Should, past the Resignation Date but prior to September 30, 1997, MGI experience a Change of Control (as defined in the Termination Agreement, all monies yet to be paid Employee under this Contract will be immediately paid to the Employee in lump sum.

     3.  Severance, Initial Retirement Compensation - As consideration for past
         ------------------------------------------
services and future services to MGI, the covenants set forth in Sections 4 and 5 hereof, and the release of any and all claims as set forth in Section 7 hereof, and subject to the terms hereof, MGI agrees as follows:

       (a) MGI will pay to Employee his salary of at least the annual rate of $275,000 (the "Base Severance"), subject to all withholding and deductions as required by law from Resignation Date through September 30, 1997. Periodic payments shall be made by direct deposit to the bank account designated by Employee. Employee shall be entitled to a salary increase consistent with any increases granted to other officers of MGI for 1996 (customarily decided at the January Board and Committee meetings), to a bonus for 1995 accomplishments commensurate with his bonus plan and in line with bonuses for 1995 performance awarded to other corporate officers, and, at the discretion of the Board, to a grant of stock options in January 1996. During the period up to September 30, 1997, Employee will be entitled and expected to continue his practice of registering for, traveling to and attending meetings on developments in corporate governance and Continuing Medical Education as has been done historically. MGI will continue to pay or reimburse such licensure and professional membership fees for licenses, memberships and subscriptions currently held and that shall be due and payable before September 30, 1997. Employee may change the mailing address for subscriptions at his discretion. Subject to Employee's performance of his obligations under this Agreement, MGI agrees to pay the Base Severance without regard to Employee's employment or earnings from permitted employment (i.e., employment not prohibited by
                                         ----
     Section 4 hereof) during the period ending September 30, 1997. Employee will not be entitled to any bonus, stock options or other compensation not otherwise specifically provided herein.

       (b) MGI will, through September 30, 1997, pay the employer's portion of coverage for the Employee and Employee's family under the MGI group health, group life and dental insurance applicable to the Employee; provided, however, that such payment will be made only if Employee and Employee's family elect COBRA and other benefit continuation rights as of the Resignation Date. MGI will make a lump-sum cash payment to Employee as of Resignation Date reflecting an estimate, as determined by the Board, of the contributions MGI would have made on behalf of Employee for his accidental death and dismemberment, individual split-dollar policies, 401(k) and Money Purchase Retirement Plan and non-ERISA program, the non-ERISA program to be prorated 9/12 (nine twelveths) for 1997, had the Employee remained employed from Resignation Date to September 30, 1997. Such lump-sum cash payment made to Employee will be made in gross to include any additional tax that may result from the lump-sum payment.

     (c) Employee has been granted stock options ("Options") under MGI's 1994 Stock Incentive Plan and 1984 Stock Option Plan, as amended to date ("1994 Plan", "1984 Plan" or collectively the "Plans") and pursuant to various Stock Option Agreements and related Limited Stock Appreciation Right Grant Agreements (collectively the "Option Agreements"), as set forth in the chart attached hereto as Exhibit B. If Employee had remained continuously employed with MGI, certain additional options to purchase shares of MGI's Common Stock would have vested in Employee pursuant to the Option Agreements. By reason of Employee's resignation and retirement hereunder, Employee's participation in the Option Plans will cease as of the Resignation Date. MGI and Employee hereby agree that the terms of the Option Agreements are amended as follows.

               (i) Upon Resignation Date, all Options outstanding, whether or not exercisable on Resignation Date, will accelerate, vest and become immediately exercisable, subject to the condition that no option shall be exercisable after the expiration of the original term of the option.

               (ii) The exercise of any options after Resignation Date shall be subject to, in addition to the terms of the Plans and Option Agreements, satisfaction of the conditions precedent that Employee does not (aa) violate the conditions of Sections 4 and 5 of the Agreement, or (bb) otherwise engage in conduct which, in the judgment of the Board, adversely affects MGI. Should the Board decide that either event (aa or bb) may have occurred the options may, by decision of the Board, become null and void. Employee will be granted a face-to-face meeting with the Board to discuss the alleged event(s) before such decision is taken by the Board.

          (d) Employee and MGI entered into a Stock Acquisition Assistance Loan Agreement ("Loan Agreement") effective February 22, 1993, whereby MGI made available to Employee certain funds to be used in connection with MGI stock. Pursuant to the Loan Agreement, Employee executed two promissory notes (the "Notes" attached as Exhibit C); the first dated February 22, 1993 in the amount $540,000 and the second dated January 12, 1994 in the amount $550,000. On Effective Date, the notes have a principal outstanding balance of approximately $429,000 plus accrued interest. Employee agrees to repay to MGI all but $200,000 of the outstanding balance by December 31, 1996 and to pay the remaining outstanding balance including accrued interest on or before March 31, 1997, unless the Resignation Date is after March 31, 1997, in which case the remaining outstanding balance including accrued interest shall be paid by the Resignation Date. Interest shall continue to accrue until the entire principal balance is paid.

          (e) MGI will, without alteration, continue to maintain the MGI Split-Dollar Life Policies, numbered 2,451,269 and 2,656,487, with Phoenix Home Life (the "Policies"). Effective as of the Resignation Date, MGI shall release its assignment in the Policies and will transfer without charge, and free of encumbrances or obligations of any kind, MGI's entire interest in said policies to the Employee. Upon transfer MGI will have no further obligations under the Policies.

          (f) MGI agrees to reimburse Employee for reasonable attorneys' fees and/or reasonable financial planning fees actually incurred by Employee for legal and/or financial advice in connection with this Agreement, as documented by a detailed statement describing services rendered, and subject to a maximum reimbursement in any case of $3,000.00.

          (g) All cash payments to Employee under this Agreement shall be reduced by all applicable state and federal tax withholding or similar required deductions.

          (h) At Resignation Date, Employee may purchase the computer which he is currently using at the computer's net book value. The residual contents on the hard drive will be reviewed by MGI counsel to verify that it contains none of MGI's confidential information.

     4.   Non-Competition Non-Harm Covenant; Non-Solicitation Agreement -
          -------------------------------------------------------------
Employee agrees that throughout the period between Effective Date and September 30, 1997, Employee will not without the prior written consent of MGI:

          (a) knowingly solicit, attempt to obtain from, or in any way transact business with any accounts, existing or potential, or customers, licensees, licensors, of MGI, wherever located;

          (b) knowingly aid or assist any other party in such solicitation of any such customers or accounts; or

          (c) otherwise interfere with MGI's relationships with any accounts, existing or potential, licensees or licensors, customers or employees by soliciting such accounts, licensees or licensors, customers, or employees or inducing them to discontinue their relationships with MGI. Employee agrees he will not assist any other person in carrying out any activity that would be prohibited by the foregoing provisions if such activity were carried out by Employee himself. It shall not be a violation of the terms of this Agreement for Employee to provide a reference for an employee of MGI upon the request of that employee. These prohibition, (a), (b) and
     (c), are not intended to apply to wholesalers, contract manufacturers, contract research organizations or others who routinely maintain non-exclusive relationships with multiple parties.

     If Resignation Date is later than June 1, 1996 MGI acknowledges that Employee may, without further approval, thereafter begin utilizing time in independent pharmaceutical and/or business management consulting efforts that are not in conflict with the above. Between June 1, 1996 and December 31, 1996 these activities are expected to be limited to an average of no more than one day per week and thereafter to two days per week assuming Resignation Date has not yet occurred.

     Employee agrees that throughout the period between Effective Date and September 30, 1997 his conduct is to be guided by the principle of not assisting others to compete directly with MGI (unless, for example, MGI has specifically declined to exploit or participate in the development of a specific compound) and to avoid undertaking activities competitive to MGI. When there is a potential for conflict, it is incumbent upon Employee to avoid or delay such activity until he has prior written consent from the Board.

     5.   Confidential Information - Employee agrees he will not at any time
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divulge, furnish or make accessible to anyone, any trade secret or any knowledge or information held in confidence by MGI, which is not in the public domain, including but not limited to the identity of business associations or relationships of MGI, or the functions, responsibilities or production levels of employees, except as such functions and responsibilities may be described in an employee reference provided in accordance with the terms of Section 4 above, or as may be required by law or by an order, rule or request of any regulatory agency.

     6.   Effect of Breach - If Employee breaches or violates any material
          ----------------
obligation imposed under this Agreement, MGI shall have the right to terminate this Agreement, and all further obligations hereunder to Employee, or to others whose rights may derive from him, will cease. The parties agree that, in the event Employee violates the provisions of Section 4 or 5, the Resignation Date provided in Section 1 above shall immediately be accelerated to the first date of such violation. Employee acknowledges that it would be difficult to compensate MGI for damages for any violation of this Agreement, including without limitation the provisions of Sections 4 and 5 hereof. Accordingly, Employee specifically agrees that MGI shall be entitled to temporary and permanent injunctive relief to enforce the provisions of this Agreement and that such relief may be granted without the necessity of proving actual damages.
This provision with respect to injunctive relief will not, however, diminish the right of MGI to claim and recover damages in addition to injunctive relief.

     7.   Releases -
          --------
          (a) Employee for himself, his heirs, successors and assigns hereby releases and discharges MGI, and all of its respective directors, officers, agents, employees, successors and assigns, whether current or former, (the "Released Parties") from any and all claims, demands, actions, liabilities, damages, or rights of any kind, whether known or unknown, arising out of or relating to Employee's employment with MGI and the contemplated cessation of Employee's employment with MGI. Employee further agrees that he will not institute or authorize any other party, either governmental or otherwise, to institute any administrative or legal proceedings against MGI or its respective directors, officers, agents, employees, successors or assigns as a result of any claims of any kind or character which Employee might have arising from or relating to Employee's employment with MGI and/or the contemplated cessation of Employee's employment with MGI. This Release is intended to include any and all claims under or for any stock options, option plan, compensation or benefits of any kind, without regard to whether any instruments evidencing same were issued, except as set forth in this Agreement. MGI and Employee agree, however, that this release does not include: (i) any presently vested rights of Employee under the terms of MGI's applicable pension, benefit or deferred compensation plans, (ii) Employee's right to be indemnified by MGI consistent with the terms of its Articles of Incorporation, By-laws and applicable law, or (iii) Employee's rights under this Agreement.

          (b) This Agreement is also intended to extend to and include, among other things, any claim of discrimination, on the basis of gender, age, disability, or otherwise, arising under the Minnesota Human Rights Act, Minn. Stat. (S)363.01 et seq., Title VII of the Civil Rights Act of 1964,
                           -- ---
     42 U.S.C. (S)2000 et seq., the Age Discrimination in Employment Act, 29
                       -- ---
     U.S.C. (S)621 et seq., the Americans With Disabilities Act, 42 U.S.C.
                   -- ---
     (S)(S)1201 et seq., and any other federal, state or local statute,
                -- ---
     regulation or ordinance, as well as any claim for wrongful termination, breach of contract, fraud, misrepresentation, retaliation, violation of public policy, infliction of emotional distress, defamation, promissory estoppel or any other claim or theory, whether legal or equitable.
     Employee has been informed of his right to revoke this Agreement insofar as it extends to potential claims under the Age Discrimination in Employment Act by informing MGI of his intent to revoke this Agreement within seven
     (7) calendar days following Effective Date. Employee has likewise been informed of his right to rescind this release insofar as it relates to potential claims under the Minnesota Human Rights Act by written notice to MGI within fifteen (15) calendar days following Effective Date. Employee has been further informed and understands that any such rescission must be in writing and hand-delivered to MGI or, if sent by mail, postmarked within the applicable time period, sent by certified mail, return receipt requested, and addressed as follows:

          Office of the General Counsel
          MGI PHARMA, INC.
          Suite 300 E. Opus Center
          9900 Bren Road East
          Minneapolis, MN  55343-9667

     Employee understands that if he does rescind this Agreement in accordance with the above provisions, this entire Agreement is null and void and Employee will return to MGI any consideration paid or benefit provided pursuant to this Agreement contemporaneously with the delivery of this rescission notice; however, any rescission does not affect the termination of Employee's employment as of the Resignation Date.

     8.   Successors and Assigns of Employee - Neither this Agreement nor any of
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the rights, interests or benefits of Employee hereunder shall be assigned, transferred, pledged, hypothecated or otherwise disposed of or encumbered by Employee, and, to the extent provided by law, no such rights, interests or benefits shall be subject to attachment, execution, levy or similar process.
Any attempted assignment transfer, pledge or hypothecation, encumbrance or other disposition of this Agreement or of any such rights, interests or benefits, and any such attachment, execution, levy or similar process, shall be null and void and without effect. This Agreement shall inure to the benefit of and be enforceable by Employee's personal or legal representatives, executors, administrators, successors, heirs and legatees. If Employee should die and any amount is or becomes payable hereunder, including, but not limited to, amounts payable pursuant to Section 3 hereof, such amounts shall be paid in accordance with the terms of this Agreement to Employee's devisee, legatee or other designee or if there is not such designee, to Employee's estate.

     9.   Successors and Assigns of MGI - This Agreement shall inure to the
          -----------------------------
benefit of and be binding upon MGI, its successors and assigns, including without limitation any person partnership or corporation that may acquire all or substantially all of the assets and business of MGI or with or into which MGI might be consolidated or merged or which may hold a majority of MGI's capital stock. Employee shall be entitled to reasonable attorneys' fees and associated costs incurred by Employee in enforcing this Agreement against such person, partnership or corporation.

     10.  Non-Admissions - This Agreement does not constitute and shall not in
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any way be construed as an admission by MGI that it has acted wrongfully with respect to Employee or any other person, or that Employee has any rights whatsoever against MGI except those granted by this Agreement, those existent by virtue of fact of employment or existent by virtue of shareholdings to the extent shareholdings exist. MGI specifically disclaims any liability to Employee except as otherwise specifically provided in this Agreement.

     11.  Confidentiality - The terms of this Agreement shall remain strictly
          ---------------
confidential between the Employee and MGI. Employee shall not disclose the terms and conditions of this Agreement to any third person other than to his immediate family, attorneys, accountants, tax consultants, state and federal tax authorities or as may be required by law or by an order, rule or request of any regulatory agency, provided, however, that Employee shall be permitted to disclose the terms of Sections 4 and 5 to prospective employers. By specific mutual agreement between Employee and the Board, Employee may reveal the existence of and certain aspects of this Agreement to J. S. Cole and certain senior managers of Dainippon and Kissei, if in the judgment of Employee and Cole, such may be helpful and/or necessary in their efforts to retain the relationships of these companies with MGI. The terms of this Agreement shall be disclosed by MGI as required by law or by an order, rule or request of any regulatory agency.

     12.  Applicable Law - This Agreement and all questions arising in
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connection herewith shall be governed by the laws of the State of Minnesota.

     13.  Severability - To the extent any provision of this Agreement shall be
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determined to be invalid or unenforceable, such provision shall be deleted from this Agreement and the validity and enforceability of the remainder of the provisions of this Agreement shall all be unaffected. In furtherance and not in limitation of the foregoing, Employee expressly agrees that should the duration or geographical extent of, or the business activities covered by, any provision of this Agreement be in excess of that which is valid or enforceable under applicable law, then such provision shall be construed to cover only such duration, extent or activities as may validly or enforceably be covered. Employee acknowledges the uncertainty of the law in this respect and expressly stipulates that this Agreement shall be construed in a manner that renders its provisions valid and enforceable to the maximum extent (not exceeding its express terms) possible under applicable law.

     14.  Reasonable Restrictions - Employee acknowledges and agrees that the
          -----------------------
covenants and restrictions imposed in this Agreement are reasonable as to scope, time and geographic area. Employee further acknowledges and agrees that his compliance with the covenants and restrictions set forth herein is reasonable and necessary for the protection of MGI's future interest in and the value of MGI's business.

     15.  Waivers; Amendment - No provision of this Agreement may be modified,
          ------------------
waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by Employee and MGI. No waiver by either party hereto at any time of any breach by the other party hereto, or of compliance with any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same time or any prior or subsequent time.

     16.  Entire Agreement - MGI and Employee mutually agree that this Agreement
          ----------------
contains the entire understanding and agreement between them as to all matters referenced herein and that any prior promises, commitments, agreements or understandings with respect to his employment or the cessation of his employment have been entirely superseded by the terms of this Agreement. Further, the payments and benefits provided for in this Agreement are to be made for among other things, full satisfaction of any claim, right or entitlement of Employee for compensation or benefits of any kind, whether in the form of salary, fringe benefits, bonus, commissions, incentive pay, stock, stock options, or otherwise.

     17.  Time To Reflect -  The Employee has been informed that the terms of
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this Agreement will remain open for acceptance and execution by him for a period of twenty-one (21) days during which time he may consult with an attorney and consider whether to accept this Agreement.

     18.  Employee's Acknowledgement - Employee hereby affirms and acknowledges
          --------------------------
that he has read the foregoing Agreement and that he has been advised to and has in fact consulted with legal counsel of his choosing prior to signing this Agreement. Employee further affirms that he understands the meaning of the terms of this Agreement and their effect and that he agrees that the provisions set forth in the Agreement are written in language understandable to the Employee. Employee represents that he enters into this Agreement freely, knowingly and voluntarily.

                                           /s/ K F Tempero
                                    -----------------------------------
                                    Kenneth F. Tempero - Employee


                                    MGI PHARMA, INC.

                                    By   /s/ C.E. Austin
                                        -------------------------------
                                    Its      Director
                                        -------------------------------